Exhibit 10.3

STOCKHOLDERS AGREEMENT
by and among
ALERISLIFE INC.
a Maryland corporation,
DIVERSIFIED HEALTHCARE TRUST
a Maryland real estate investment trust,
DHC HOLDINGS LLC
a Maryland limited liability company,
and
ABP TRUST
a Maryland statutory trust
dated as of
February 16, 2024

Section 8.12	Venue	25
Section 8.13	Dispute Resolution	25
Section 8.14	Further Assurances	27
Section 8.15	Counterparts	27
Section 8.16	No Liability	27
EXHIBITS
Exhibit A–    Notice Addresses
Exhibit B–    Form of Joinder Agreement

STOCKHOLDERS AGREEMENT
This Stockholders Agreement (this “Agreement”), dated as of February 16, 2024, is entered into by and among AlerisLife Inc., a Maryland corporation (the “Company”), Diversified Healthcare Trust, a Maryland real estate investment trust (“DHC”), DHC Holdings LLC, a Maryland limited liability company and a subsidiary of DHC (“DHC TRS”), ABP Trust, a Maryland statutory trust (“ABP” or the “Initial Stockholder”) and the Permitted Transferees of the Initial Stockholder, DHC and DHC TRS who after the date hereof acquire Company Shares (such Persons, collectively with the Initial Stockholder, DHC and DHC TRS, the “Stockholders”).
RECITALS
WHEREAS, pursuant to that certain Stock Purchase Agreement by and among the Initial Stockholder, DHC and DHC TRS, dated as of February 16, 2024, DHC and DHC TRS acquired 2,674,484 and 8,691,790 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), respectively, from ABP;
WHEREAS, prior to DHC’s and DHC TRS’s acquisition of Company Common Stock, all of the outstanding shares of the Company Common Stock were owned by the Initial Stockholder; and
WHEREAS, the Stockholders and the Company deem it in their best interests to set forth in this Agreement their respective rights and obligations in connection with certain matters related to the ownership, governance and operation of the Company;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS
Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in this Article I.
“AAA” has the meaning set forth in Section 8.13(a).
“ABP Put Valuation Firm” has the meaning set forth in Section 3.07(d)(i).
“Additional Company Shares” has the meaning set forth in Section 4.03(a).
“Adverse Regulatory Event” has the meeting set forth in Section 4.04(a).
“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
“Agreement” has the meaning set forth in the preamble.
“Appellate Rules” has the meaning set forth in Section 8.13(g).
“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental

Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
“Award” has the meaning set forth in Section 8.13(e).
“Base Price” means $1.31 per Company Share; provided that such amount shall be proportionately adjusted as a result of any reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction in the Company Shares.
“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by Applicable Law or executive action to close.
“Bylaws” means the bylaws of the Company as amended, modified, supplemented or restated from time to time in accordance with Applicable Law or the Charter.
“Charter” means the articles of incorporation of the Company as amended, modified, supplemented or restated from time to time in accordance with Applicable Law.
“Chosen Courts” has the meaning set forth in Section 8.12.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the preamble.
“Company Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting Company Shares or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, equity, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any) on a consolidated basis (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made in connection therewith), to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers.
“Company Common Stock” has the meaning set forth in the recitals.
“Company Shares” means the Company Common Stock, preferred stock and all other capital stock of the Company, whether voting or nonvoting, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.
“Determined Repurchase Price” has the meaning set forth in Section 3.06(d)(iii).
“Determined Put Price” has the meaning set forth in Section 3.07(d)(iii).
“Determined ROFO Price” has the meaning set forth in Section 3.02(f)(iii).
“DHC” has the meaning set forth in the preamble.
“DHC Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting shares of beneficial interest of DHC, (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, equity, securities or other consideration) of all or substantially all of the property and assets of DHC and its Subsidiaries (if any) on a consolidated basis (including any liquidation, dissolution or winding up of the affairs of DHC, or any other distribution made in connection therewith), to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons or (c) the following individuals cease for any reason to constitute a majority of the number of DHC trustees then serving on the DHC board of trustees: individuals who, on the date of this Agreement, constitute all of the members of the DHC board of trustees and any new DHC trustee (other than a DHC trustee whose initial election or appointment to office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of DHC trustees) whose appointment or election by the DHC board of trustees or nomination for election by DHC’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the DHC trustees then in office who either were DHC trustees on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended.
“DHC Offer Notice” has the meaning set forth in Section 3.02(b).
“DHC Parties” means DHC, DHC TRS and their Permitted Transferees who acquire Company Shares.
“DHC ROFO Price” has the meaning set forth in Section 3.02(c) .
“DHC Valuation Firm” has the meaning set forth in Section 3.06(d)(i).
“Director” means each director of the Company.
“Disputes” has the meaning set forth in Section 8.13(a).
“Drag-along Notice” has the meaning set forth in Section 3.03(b).
“Drag-along Participating Stockholders” has the meaning set forth in Section 3.03(a).
“Drag-along Sale” has the meaning set forth in Section 3.03(a).
“Drag-along Stockholder” has the meaning set forth in Section 3.03(a).
“Dragging Stockholders” has the meaning set forth in Section 3.03(a).
“Electing Put Party” has the meaning set forth in Section 3.07(a).
“Electing DHC Parties” has the meaning set forth in Section 3.02(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.
“Excluded Shares” means any: (a) Company Shares issued or sold in connection with (i) a grant to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement maintained by the Company and approved by the Directors or (ii) the exercise or conversion of options to purchase Company Shares, or Company Shares issued to any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; provided, however, that after giving effect to any grant pursuant to this clause (a), the aggregate amount of Company Shares issued, on a fully diluted basis, pursuant to this clause (a) shall not be more than fifteen percent (15%) of the outstanding Company Shares (by vote or value) on a fully diluted basis at the time of the issuance of such Company Shares; and (b) Company Shares or any equity of a Subsidiary of the Company issued or sold in connection with (i) any bona fide acquisition from a Third Party Purchaser on arms’ length terms of such Third Party Purchaser’s stock, assets, properties or business (whether by merger, acquisition of equity securities, acquisition of assets or otherwise) approved by the Directors; (ii) a Public Offering; (iii) a bona fide leasing or debt financing arrangements with a

Third Party Purchaser; or (iv) a bona fide strategic alliance or transaction with any Third Party Purchaser on arms’ length terms at the time the Company Shares were issued or the right or option to acquire such Company Shares were granted.
“Exercising Pre-emptive Stockholder” has the meaning set forth in Section 4.03(d).
“Final Price” has the meaning set forth in Section 3.07(e).
“Fiscal Year” means for financial accounting purposes, the fiscal year employed from time to time by the Company.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Immediate Family Member” means Adam Portnoy, Diane Portnoy or any lineal descendant of Adam Portnoy or Diane Portnoy (including descendants by adoption), the spouse of any lineal descendant of Adam Portnoy or Diane Portnoy, the estate of any such Person, or a trust for the principal benefit of one or more such Persons (including a trust the principal beneficiary of which is another trust for the principal benefit of one or more such Persons).
“Information” has the meaning set forth in Section 4.02(a).
“Initial ROFO Exercise Period” has the meaning set forth in Section 3.02(d).
“Initial Stockholder” has the meaning set forth in the preamble.
“Initial Stockholder Parties” means the Initial Stockholder and its Permitted Transferees who acquire Company Shares.
“Issuance Notice” has the meaning set forth in Section 4.03(b).
“Joinder Agreement” means the joinder agreement in the form and substance of Exhibit B attached hereto.
“Joint Valuation Firm” means a mutually acceptable Third Party Valuation Firm.
“Management Agreement” means that certain Amended and Restated Master Management Agreement, dated as of June 9, 2021, among the Company and certain of its subsidiaries, and DHC and certain of its subsidiaries, as amended from time to time.
“Non-Exercising Pre-emptive Stockholder” has the meaning set forth in Section 4.03(d).
“Offered Shares” has the meaning set forth in Section 3.02(c).
“Organizational Documents” means the Charter, Bylaws and any written agreement between or among any Stockholders.
“Over-allotment Exercise Period” has the meaning set forth in Section 4.03(d).
“Over-allotment Notice” has the meaning set forth in Section 4.03(d).
“Permitted Transfer” means any of the following:

(a)the Transfer of any Company Shares by a Stockholder to one or more of its Permitted Transferees; or
(b)a pledge of any Company Shares by any DHC Party that creates a security interest in the pledged Company Shares pursuant to a bona fide loan or indebtedness transaction, in each case, with a third party lender that makes the loan in the ordinary course of its business, so long as a DHC Party continues to exercise exclusive voting control over the pledged Company Shares; provided, however, that a foreclosure on the pledged Company Shares or other action that would result in a Transfer of the pledged Company Shares to the pledgee shall not be a “Permitted Transfer” within the meaning of this paragraph (b) of this definition unless the pledgee is a Permitted Transferee.
“Permitted Transferee” means any of the following:
(a)with respect to the DHC Parties:
(i)any Affiliate of DHC, which is controlled, directly or indirectly, by DHC; provided, however, that such Affiliate shall only remain a Permitted Transferee for as long as such entity is controlled, directly or indirectly, by DHC;
(ii)any other Stockholder; or
(iii)any entity to which The RMR Group LLC or its Subsidiaries provide management services at the time of the Permitted Transfer; and
(b)with respect to the Initial Stockholder, any Immediate Family Member.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-emptive Acceptance Notice” has the meaning set forth in Section 4.03(c).
“Pre-emptive Exercise Period” has the meaning set forth in Section 4.03(c).
“Pre-emptive Purchaser” has the meaning set forth in Section 4.03(b).
“Pre-emptive Stockholder” has the meaning set forth in Section 4.03(a).
“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Proposed Transferee” has the meaning set forth in Section 3.04(a).
“Public Offering” means the sale of Company Common Stock by the Company to the public pursuant to a registration statement (other than a pursuant to a registration statement on Form S-4 or Form S-8 or any successor form) declared effective under the Securities Act.
“Put Alternative Value” has the meaning set forth in Section 3.07(c).
“Put Alternative Value Notice” has the meaning set forth in Section 3.07(c).
“Put Event” means a breach by the Company or any Initial Stockholder Party of Section 4.04(b) has occurred.
“Put Exercise Period” has the meaning set forth in Section 3.07(c).
“Put Notice” has the meaning set forth in Section 3.07(a).

“Put Price” has the meaning set forth in Section 3.07(a).
“Put Right” has the meaning set forth in Section 3.07(a).
“Put Shares” has the meaning set forth in Section 3.07(a).
“REIT” means a Person that is an entity intending in good faith to qualify as a real estate investment trust under the Code.
“REIT Party” means each of (i) DHC together with its Subsidiaries and (ii) any Permitted Transferee of a DHC Party that is, or is a Subsidiary of, a REIT, together with all Subsidiaries of the applicable REIT.
“Related Party Agreement” means any agreement, arrangement or understanding between the Company and its Subsidiaries, on the one hand, and any Stockholder or any Affiliate of a Stockholder (other than DHC or its Subsidiaries) or any Director, officer or employee of the Company, on the other hand, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.
“Related Party Transaction” means any transaction between the Company and any Stockholder or any Affiliate of a Stockholder (other than DHC or its Subsidiaries) or any Director, officer or employee of the Company.
“Repurchase Acceptance Notice” has the meaning set forth in Section 3.06(b).
“Repurchase Alternative Value” has the meaning set forth in Section 3.06(b).
“Repurchase Alternative Value Notice” has the meaning set forth in Section 3.06(b).
“Repurchase Exercise Period” has the meaning set forth in Section 3.06(b).
“Repurchase Notice” has the meaning set forth in Section 3.06(a).
“Repurchase Shares” has the meaning set forth in Section 3.06(a).
“Repurchase Price” has the meaning set forth in Section 3.06(a).
“Repurchase Right” has the meaning set forth in Section 3.06(a).
“Repurchase Withdrawal Period” has the meaning set forth in Section 3.06(d)(iv).
“ROFO Acceptance Notice” has the meaning set forth in Section 3.02(d).
“ROFO Alternative Value” has the meaning set forth in Section 3.02(d).
“ROFO Alternative Value Notice” has the meaning set forth in Section 3.02(d).
“ROFO Process” has the meaning set forth in Section 3.06(g).
“Rules” has the meaning set forth in Section 8.13(a).
“Sale Notice” has the meaning set forth in Section 3.04(b).
“Second ROFO Exercise Period” has the meaning set forth in Section 3.02(f)(iv).
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 3.04(a).
“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding equity interests having the power to vote for directors or managers, or comparable Persons charged with governance authority, are owned, directly or indirectly, by the first Person.
“Stockholders” has the meaning set forth in the preamble.
“Tag-along Notice” has the meaning set forth in Section 3.04(c).
“Tag-along Participating Stockholders” has the meaning set forth in Section 3.04(a).
“Tag-along Period” has the meaning set forth in Section 3.04(c).
“Tag-along Sale” has the meaning set forth in Section 3.04(a).
“Tag-along Stockholder” has the meaning set forth in Section 3.04(a).
“Termination Event” means either of the following:
(a)the termination by DHC, at once, or from time to time, of the Management Agreement with respect to Communities (as defined in the Management Agreement) representing, in the aggregate, sixty percent (60%) or more of the Portfolio Gross Revenues (as defined in the Management Agreement) for the last full calendar year preceding DHC’s first exercise of any termination rights under the Management Agreement; or
(b)the occurrence of a DHC Change of Control.
“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction with respect to the Company, (a) does not directly or indirectly own or have the right to acquire any outstanding Company Shares or (b) is not a Person who is or would qualify as a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Company Shares.
“Third Party Valuation Firm” means any independent investment bank or valuation firm with a national, established reputation for the valuation of securities.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Company Shares owned by a Person or any interest (including a beneficial interest) in any Company Shares owned by a Person; provided, however, that a transfer that occurs by operation of law pursuant to a merger, acquisition, consolidation or other business combination transaction that results in a DHC Change of Control shall not be deemed to be a Transfer for purposes of Section 3.02 or Section 3.04.
“Waived ROFO Transfer Period” has the meaning set forth in Section 3.02(h).
“Waived Repurchase Transfer Period” has the meaning set forth in Section 3.06(f).
“Withdrawal Period” has the meaning set forth in Section 3.02(f)(iv).

ARTICLE II
MANAGEMENT AND OPERATION OF THE COMPANY
Section 2.01Voting Arrangements. In addition to any vote or consent of the Directors or Stockholders required by Applicable Law, without the approval of DHC, the Company shall not, and shall not enter into any commitment to, and shall not permit any of its Subsidiaries to, or enter into any commitment to:
(a)amend, modify or waive any provision of the Charter or Bylaws or the governing documents of such Subsidiary or enter into, amend, modify or waive any provision of any written agreement among the Company and any of its stockholders or such Subsidiary and any of its equityholders (other than this Agreement which can only be amended pursuant to Section 8.10), in each case, in a manner (i) disproportionately adverse to the DHC Parties as compared to all other stockholders of the Company holding the same class of Company Shares as the DHC Parties or (ii) materially adverse to the DHC Parties (it being understood the amendment, modification, or waiver of any provision of the Charter or Bylaws or any such governing documents or the entering into, or amendment, modification or waiver of any provision of, any such agreements to permit the authorization and effect the issuance of Company Shares with preferences or priorities over the Company Common Stock shall not be deemed adverse to the DHC Parties in their capacity as holders of Company Common Stock; provided, that any amendment, modification, or waiver of any provision of the Charter or Bylaws or the governing documents of a Subsidiary or the entering into, or amendment, modification or waiver of any provision of, any agreements among the Company and any of its stockholders or a Subsidiary and any of its equityholders that would cause the Company to be in breach of, or be otherwise unable to comply with its obligations under, this Agreement shall be deemed materially adverse to the DHC Parties); or
(b)subject to Section 2.02, enter into, amend in any material respect, waive or terminate any Related Party Agreement or Related Party Transaction other than on terms that are on an arm’s length basis and no less favorable to the Company or the relevant Subsidiary than could be obtained from an unaffiliated third party.
Section 2.02Related Party Redemptions. The Company shall give DHC prior notice of any redemption of any Company Shares or any equity interests of any Subsidiary from the Initial Stockholder or any Immediate Family Member, which notice shall specify the proposed redemption price and any other material terms related to such proposed redemption, as well as evidence reasonably satisfactory to DHC of the current valuation of the Company Shares or equity interests proposed to be redeemed.

ARTICLE III
TRANSFER OF INTERESTS
Section 3.01General Restrictions on Transfer.
(a)Except for Permitted Transfers or in accordance with the procedures described in Section 3.02, Section 3.03, Section 3.04, Section 3.06 or Section 3.07, each Stockholder agrees that it will not, directly or indirectly, voluntarily or involuntarily Transfer any of its Company Shares. Any Company Shares transferred to a Third Party Purchaser pursuant to Section 3.02, Section 3.03, Section 3.04, Section 3.06 or Section 3.07 shall cease to be subject to this Agreement.
(b)In addition to any legends required by Applicable Law and any legends set forth in the Organizational Documents, any certificate representing the Company Shares held by a Stockholder shall bear a legend substantially in the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE,

BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”
(c)Each Stockholder shall give notice to the Company and the other Stockholders prior to any proposed Transfer (whether or not a Permitted Transfer) of any of its Company Shares. In connection with the consummation of any Transfer by a Stockholder of any of its Company Shares (including by operation of law) to a Permitted Transferee, such Permitted Transferee shall be required to execute and deliver to the Company and each other Stockholder, a Joinder Agreement; it being understood that such Permitted Transferee shall automatically be deemed to be a party to, and shall be bound by, all of the terms and conditions of this Agreement, whether or not such Permitted Transferee has executed and delivered a Joinder Agreement.
(d)Notwithstanding any other provision of this Agreement, but subject to Section 4.04(b), each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Company Shares (i) if it would cause a violation of the Securities Act or other applicable federal or state securities laws (it being understood that, upon request by the Company, there must be delivered to the Company an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act), (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.
(e)Any Transfer or attempted Transfer of any Company Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of the Company Shares for all purposes of this Agreement.
Section 3.02Right of First Offer.
(a)Subject to Section 3.06(g), one or more DHC Parties (the “Electing DHC Parties”) may Transfer all or any portion of their Company Shares to a Third Party Purchaser; provided, however, that any such Transfer must be in compliance with this Section 3.02; and, provided further, that the DHC Parties may only initiate a Transfer pursuant to this Section 3.02 once in any calendar year.
(b)Prior to Transferring any Company Shares to any Third Party Purchaser, the Electing DHC Parties shall provide ABP with notice (a “DHC Offer Notice”) of their desire to Transfer some or all of their Company Shares to a Third Party.
(c)The DHC Offer Notice shall specify the number of Company Shares that the Electing DHC Parties desire to Transfer (such Company Shares, the “Offered Shares”) and shall include a valuation (without any reduction for minority interests) of the Offered Shares from a Third Party Valuation Firm (the “DHC ROFO Price”), together with reasonable supporting information. Upon request of the Electing DHC Parties, the Company and ABP shall provide the Third Party Valuation Firm appointed by the Electing DHC Parties to determine the DHC ROFO Price with such information related to the Offered Shares, the Company and ABP as such Third Party Valuation Firm may reasonably request in connection with its determination. Except as provided in Section 3.06(g), the Electing DHC Parties shall bear the costs of such Third Party Valuation Firm.
(d)Upon receipt of the DHC Offer Notice, ABP shall have ten (10) Business Days (the “Initial ROFO Exercise Period”) to elect, by delivering notice to the Electing DHC Parties, that ABP will (i) purchase all, but not less than all, of the Offered Shares at the DHC ROFO Price (a “ROFO Acceptance Notice”) or (ii) provide the Electing DHC Parties with a valuation of the Offered Shares (without any reduction for minority interests) from an alternative Third Party Valuation Firm (a “ROFO Alternative Value”), together with reasonable supporting information, within forty-five (45) days after the end of the Initial ROFO Exercise Period (such notice, a “ROFO Alternative Value Notice”). Any ROFO Acceptance Notice shall be binding upon delivery and irrevocable by ABP.

(e)If ABP delivers a ROFO Acceptance Notice during the Initial ROFO Exercise Period, the Electing DHC Parties shall sell, and ABP shall purchase, all, but not less than all, of the Offered Shares at the DHC ROFO Price. If ABP does not deliver a ROFO Acceptance Notice or a ROFO Alternative Value Notice during the Initial ROFO Exercise Period, or if it delivers a ROFO Alternative Value Notice but does not thereafter provide the ROFO Alternative Value when and as required by Section 3.02(f)(i), then ABP shall be deemed to have waived its rights to purchase the Offered Shares under this Section 3.02 with respect to such DHC Offer Notice.
(f)If ABP provides a ROFO Alternative Value Notice during the Initial ROFO Exercise Period, the following provisions shall apply:
(i)the ROFO Alternative Value Notice shall specify the Third Party Valuation Firm selected by ABP to provide the ROFO Alternative Value, which Third Party Valuation Firm shall be required to deliver to the Electing DHC Parties and ABP within forty-five (45) days after the end of the Initial ROFO Exercise Period its determination of the ROFO Alternative Value, together with reasonable supporting information. ABP shall bear the costs of the Third Party Valuation Firm appointed by it.
(ii)If the ROFO Alternative Value is at least ninety percent (90%) and not more than one hundred and ten percent (110%) of the DHC ROFO Price, then ABP shall have the right, to be exercised within three (3) Business Days of the date of the delivery of the ROFO Alternative Value, to again send a ROFO Acceptance Notice and if ABP sends a ROFO Acceptance Notice, ABP shall purchase, and the Electing DHC Parties shall sell, all, but not less than all, of the Offered Shares to ABP at the average of the DHC ROFO Price and the ROFO Alternative Value.
(iii)If the ROFO Alternative Value is greater than one hundred and ten percent (110%) of the DHC ROFO Price or less than ninety percent (90%) of the DHC ROFO Price, then ABP and the Electing DHC Parties shall jointly appoint a Joint Valuation Firm to determine the value of the Offered Shares, which shall be instructed to provide the Electing DHC Parties and ABP with its determination of the value of the Offered Shares (without any reduction for minority interests) (the “Determined ROFO Price”), together with reasonable supporting information, within thirty (30) days of its appointment. The Joint Valuation Firm shall be provided with the prior valuations of the Offered Shares obtained by the Electing DHC Parties and ABP, but shall not be obligated to base its determination on such valuations. ABP shall also provide the Joint Valuation Firm such additional information related to the Offered Shares and ABP as the Joint Valuation Firm may reasonably request in connection with its determination. Except as provided in Section 3.06(g), the cost of the Joint Valuation Firm will be borne fifty percent (50%) by the Electing DHC Parties and fifty percent (50%) by ABP or as they may otherwise agree. The Joint Valuation Firm shall act as an expert and not an arbitrator and the decision of the Joint Valuation Firm as to the Determined ROFO Price, absent manifest error, shall be final and non-appealable.
(iv)If the Determined ROFO Price is greater than one hundred and ten percent (110%) of the DHC ROFO Price or less than ninety percent (90%) of the DHC ROFO Price, the Electing DHC Parties shall have ten (10) days following delivery of the Determined ROFO Price (the “Withdrawal Period”) to provide ABP with notice of their withdrawal of the DHC Offer Notice, in which event, the Electing DHC Parties shall not be permitted to sell the Offered Shares to a Third Party Purchaser without sending a new DHC Offer Notice in accordance with, and otherwise complying with, this Section 3.02. If the DHC Parties do not send notice of their withdrawal of the DHC Offer Notice during the Withdrawal Period, then ABP shall have ten (10) days following the end of the Withdrawal Period (the “Second ROFO Exercise Period”) to again deliver a ROFO Acceptance Notice to the Electing DHC Parties and in such event the Electing DHC Parties shall sell, and ABP shall purchase all, but not less than all, of the Offered Shares at the Determined ROFO Price. If ABP does not deliver a ROFO Acceptance Notice during the Second ROFO Exercise Period, it shall be deemed to have waived its rights to purchase the Offered Shares under this Section 3.02 with respect to such DHC Offer Notice.
(g)The closing of the purchase and sale of the Offered Shares to ABP pursuant to this Section 3.02 shall occur on a date that is not later than seventy-five (75) days after the date on which ABP delivers a ROFO Acceptance Notice pursuant to this Section 3.02, or as otherwise agreed in writing by the Electing DHC Parties and ABP. At the closing of the purchase and sale of the Offered Shares to ABP pursuant to this Section 3.02, ABP shall deliver to the Electing DHC Parties the purchase price for the Offered Shares as determined pursuant to this Section 3.02 by wire transfer of immediately available funds and the Electing DHC Parties shall deliver to ABP the certificate(s) representing the Offered Shares, if any,

(or an affidavit of loss with respect to such certificate(s)) accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.
(h)If ABP does not deliver a ROFO Acceptance Notice or a ROFO Alternative Value Notice during the Initial ROFO Exercise Period or a ROFO Acceptance Notice during the Second ROFO Exercise Period, or has otherwise waived or been deemed to have waived its rights to purchase the Offered Shares, the Electing DHC Parties may, during the one hundred and twenty (120) day period immediately following the later of the expiration of the Initial ROFO Exercise Period or the Second ROFO Exercise Period, as applicable (the “Waived ROFO Transfer Period”), Transfer all of the Offered Shares to a Third Party Purchaser at a price not less than ninety-eight percent (98%) of the lesser of the DHC ROFO Price, the average of the DHC ROFO Price and the ROFO Alternative Value or the Determined ROFO Price. If the Electing DHC Parties do not Transfer the Offered Shares within the Waived ROFO Transfer Period, the Electing DHC Parties may not Transfer the Offered Shares unless the Electing DHC Parties send a new DHC Offer Notice in accordance with, and otherwise comply with, this Section 3.02.
(i)Each Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
(j)During the Waived ROFO Transfer Period, neither the Company nor any Initial Stockholder Party shall engage in any marketing for sale or sale of the Company or any of its Subsidiaries (whether by merger, consolidation or sale of all or substantially all of the assets of the Company or its Subsidiaries) or any Company Shares (including by way of issuance of Company Shares, but other than the Offered Shares on behalf of the Electing DHC Parties) and the Company and ABP shall provide the Electing DHC Parties with reasonable assistance and cooperation at the Electing DHC Parties’ expense in connection with their marketing and sale of their Offered Shares.
(k)ABP’s rights under this Section 3.02 to acquire the Offered Shares may be assigned in whole or in part to the Company or any other Stockholder.
Section 3.03Drag-along Rights.
(a)Drag-along Rights. For so long as the Initial Stockholder Parties own, or hold voting control over, in aggregate at least a majority of the issued and outstanding Company Shares on a fully diluted basis, if such Stockholders (the “Dragging Stockholders”) receive a bona fide offer from a Third Party Purchaser to consummate, in one transaction or a series of related transactions, a Company Change of Control (a “Drag-along Sale”), and if the Dragging Stockholders have delivered a copy of such bona fide offer from such Third Party Purchaser to the Company and each DHC Party and each other Stockholder, then the Dragging Stockholders shall have the right to require that each DHC Party and other Stockholder (each, a “Drag-along Stockholder” and the Drag-along Stockholders, the Dragging Stockholders, and any other stockholders of the Company participating in the Drag-along Sale, the “Drag-along Participating Stockholders”) participate in such Transfer in the manner set forth in this Section 3.03. Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.04(b), each Dragging Stockholder and each Drag-along Stockholder shall vote in favor of the Transfer and take all actions to approve such transaction and to waive any dissenters, appraisal or other similar rights.
(b)Exercise. The Dragging Stockholders shall exercise their rights pursuant to this Section 3.03 by delivering a notice (the “Drag-along Notice”) to each Drag-along Stockholder no later than thirty (30) days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall set forth:
(i)the total number of Company Shares to be sold in the Drag-along Sale to the Third Party Purchaser if the Drag-along Sale is structured as a Transfer of Company Shares and the percentage of the outstanding Company Shares represented by such Company Shares;
(ii)the identity of the Third Party Purchaser;
(iii)the proposed date and time of the closing, if known, of the Drag-along Sale;

(iv)the per Company Share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and
(v)a copy of any form of agreement proposed to be executed in connection therewith.
(c)Amount of Company Shares Transferred. If the Drag-along Sale is structured as a Transfer of Company Shares, then, subject to Section 3.03(d) and Section 3.05, each Drag-along Participating Stockholder shall Transfer the amount of Company Shares equal to the product of (i) the total amount of Company Shares to be sold to the Third Party Purchaser as stated in the Drag-along Notice, and (ii) a fraction (1) the numerator of which is equal to the amount of Company Shares then held by such Drag-along Participating Stockholder, and (2) the denominator of which is equal to the amount of Company Shares then held in aggregate by the Drag-along Participating Stockholders.
(d)Consideration; Representations. Subject to the provisions of this Section 3.03(d) and Section 3.05, the consideration to be received by each Drag-along Participating Stockholder in the Drag-along Sale shall be the same form and amount of consideration per Company Share (or, if Third Party Purchaser gives any Drag-along Participating Stockholder an option as to the form and amount of consideration to be received, the same option shall be given to each Drag-along Participating Stockholder) and the terms and conditions of such Transfer shall be the same for all Drag-along Participating Stockholders; provided, however, and notwithstanding anything in this Agreement to the contrary, in no event shall any DHC Party be required to accept any consideration having a minimum value less than the Base Price. Additionally, and notwithstanding anything in this Agreement to the contrary, in no event shall any Drag-along Stockholder be required to: (i) accept any consideration in a Drag-along Sale other than cash or freely marketable publicly traded securities; (ii) enter into any non-compete, non-solicitation or similar agreements in connection with such Drag-along Sale; or (iii) make any representations, warranties or indemnities other than with respect to such Drag-along Stockholder’s ownership of its Company Shares and its power and right to enter into and consummate such Drag-along Sale; provided, however, that each Drag-along Stockholder may be required to participate in any indemnities with respect to representations related to the Company made to the Third Party Purchaser on a pro rata basis with the other Drag-along Participating Stockholders based on the aggregate consideration received by such Drag-along Participating Stockholder (except with respect to representations and warranties or covenants or indemnities as to any specific Drag-along Participating Stockholder for which only such Drag-along Participating Stockholder shall be responsible), so long as the aggregate indemnification obligations and liability for fraud or intentional misrepresentation on the part of the Company of any Drag-along Stockholder in connection with such Drag-along Sale do not exceed the actual amount of proceeds received by such Drag-along Stockholder in such Drag-along Sale and in no event shall any Drag-along Participating Stockholder be liable to a Third Party Purchaser for any fraud or intentional misrepresentation on the part of any other Drag-along Participating Stockholder.
(e)Expenses. The fees and expenses of each Dragging Stockholder incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Participating Stockholders (it being understood that costs incurred by or on behalf of a Dragging Stockholder for its sole benefit will not be considered to be for the benefit of all Drag-along Participating Stockholders), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared on a pro rata basis by each Drag-along Participating Stockholder based on the aggregate consideration received by such Drag-along Participating Stockholder in the Drag-along Sale; provided, that no Drag-along Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.
(f)Cooperation. Each Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including entering into agreements and delivering certificates, assignments and instruments, in each case, consistent with the agreements being entered into and the certificates, as applicable, being delivered by each Dragging Stockholder and the terms of this Section 3.03.
(g)Timing of Closing. The Dragging Stockholders shall have one hundred and eighty (180) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice and the terms of this Section 3.03 (which one hundred and eighty (180) day period may be extended for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain any required approvals or consents). If at the end of such period the Dragging Stockholders have not completed the Drag-along Sale, then the Dragging Stockholders may not thereafter effect a Transfer of Company Shares pursuant to this Section 3.03 without again sending a new Drag-along Notice and complying with the provisions of this Section 3.03.

Section 3.04Tag-along Rights.
(a)Tag-along Rights. If at any time one or more Initial Stockholder Parties (the “Selling Stockholders”) propose to Transfer any of their Company Shares to a Third Party Purchaser (the “Proposed Transferee”), and if such Selling Stockholders cannot or have not elected to exercise the rights of Dragging Stockholders set forth in Section 3.03 in connection with such Transfer (a “Tag-along Sale”), then each DHC Party and each other Stockholder (each, a “Tag-along Stockholder” and the Selling Stockholders, the Tag-along Stockholders and any other stockholders of the Company participating in such Tag-along Sale, collectively, the “Tag-along Participating Stockholders”) shall be permitted to participate in such Tag-along Sale with respect to the Company Shares owned by such Tag-along Stockholder on the terms and conditions set forth in this Section 3.04.
(b)Notice. The Selling Stockholders shall deliver to the Company and each Tag-along Stockholder a notice (a “Sale Notice”) of the proposed Tag-along Sale no later than twenty (20) Business Days prior to the closing date of such Tag-along Sale. The Sale Notice shall set forth:
(i)the total number of Company Shares the Proposed Transferee has offered to acquire and the percentage of the outstanding Company Shares represented by such Company Shares;
(ii)the number of Company Shares that the Selling Stockholders propose to Transfer in the Tag-along Sale and the percentage of the outstanding Company Shares owned by the Selling Stockholders represented by such Company Shares;
(iii)the identity of the Proposed Transferee;
(iv)the proposed date and time of the closing, if known, of the Tag-along Sale;
(v)the per Company Share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and
(vi)a copy of any form of agreement proposed to be executed in connection therewith.
(c)Exercise. Each Tag-along Stockholder shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Stockholders a notice (a “Tag-along Notice”) stating its election to do so and specifying the number of its Company Shares it desires to Transfer in such Tag-along Sale (up to the maximum number it is permitted to Transfer pursuant to this Section 3.04) no later than twenty (20) days after receipt of the Sale Notice (the “Tag-along Period”). The election by a Tag-along Stockholder set forth in its Tag-along Notice shall be irrevocable except as provided in this Section 3.04(c), and such Tag-along Stockholder shall be bound and obligated, and entitled, to Transfer such Company Shares in the proposed Tag-along Sale on and subject to the terms and conditions set forth in this Section 3.04. Each Tag-along Stockholder shall have the right to Transfer in a Tag-along Sale up to the same percentage of its Company Shares as the percentage of the Company Shares held by the Selling Stockholders being Transferred in such Tag-along Sale. For the avoidance of doubt, if the aggregate number of Company Shares that the Tag-along Participating Stockholders have elected to Transfer in the Tag-along Sale exceeds the number of Company Shares that the Proposed Transferee is willing to acquire, then the number of Company Shares that each Tag-along Participating Stockholder will Transfer in the Tag-along Sale shall be proportionately reduced until the aggregate number of Company Shares that the Tag-along Participating Stockholders will Transfer in such Tag-along Sale equals the number of Company Shares that the Proposed Transferee is willing to acquire; provided, that in no event will the number of Company Shares that the Tag-along Stockholder is permitted to sell in the Tag-along Sale be reduced to less than the same percentage of such Tag-along Stockholder’s Company Shares as the percentage of the Company Shares held by the Selling Stockholders being Transferred in such Tag-along Sale. Notwithstanding the foregoing, if the terms of, or agreements for, a Tag-along Sale materially change from those provided in the Sale Notice or if the percentage of the Company Shares owned by the Selling Stockholders to be Transferred in the Tag-along Sale shall change from the percentage set forth in the Sale Notice, the Selling Stockholders shall deliver to each Tag-along Stockholder (whether or not such Tag-along Stockholder has previously sent a timely Tag-along Notice) an updated Sale Notice reflecting such changes and each Tag-along Stockholder shall have the right, exercisable within ten (10) Business Days, to elect to participate in, change its participation in or withdraw its participation in such Tag-along Sale.

(d)Transfer. A Tag-along Stockholder who does not deliver a timely Tag-along Notice in compliance with Section 3.04(c) shall be deemed to have waived its rights to participate in such Transfer and the Selling Stockholders shall (subject to the rights of any other Tag-along Stockholders who have provided a timely Tag-along Notice) thereafter be free to Transfer to the Proposed Transferee its Company Shares at a per Company Share price that is not greater than one hundred and two percent (102%) of the per Company Share price set forth in the Sale Notice and on other terms and conditions which are not materially more favorable in the aggregate to the Selling Stockholders than those set forth in the Sale Notice without any further obligation to the non-accepting Tag-along Stockholders.
(e)Consideration; Representations. Subject to the provisions of this Section 3.04(e) and Section 3.05, the consideration to be received by a Tag-along Stockholder in the Tag-along Sale shall be the same form and amount of consideration per Company Share to be received by the Selling Stockholders (or, if the Selling Stockholders are given an option as to the form and amount of consideration to be received, the same option shall be given to each Tag-along Stockholder) and the terms and conditions of such Transfer shall be the same as those upon which each Selling Stockholder Transfers its Company Shares. Each Tag-along Stockholder shall make or provide the same representations, warranties, covenants, indemnities and agreements as each Selling Stockholder makes or provides in connection with the Tag-along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholders or any other Tag-along Participating Stockholder, a Tag-along Stockholder shall only make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that (i) the Selling Stockholders shall use commercially reasonable efforts to cause all representations, warranties, covenants and indemnities to be made by each Tag-along Participating Stockholder to be several and not joint obligations of the Tag-along Participating Stockholders and (ii) unless otherwise agreed by each Tag-along Stockholder, any indemnification obligation in respect of breaches of representations, warranties and covenants (other than those that pertain to an individual Tag-along Participating Stockholder, which shall be the sole obligation of such Tag-along Participating Stockholder) shall be borne on a pro rata basis by each Tag-along Participating Stockholder based on the aggregate consideration received by such Tag-along Participating Stockholder in such Tag-along Sale; provided, that in no event shall (x) the amount of the indemnification obligation and liability for fraud or intentional misrepresentation on the part of the Company of a Tag-along Stockholder exceed the aggregate proceeds received by such Tag-along Stockholder in such Tag-along Sale; (y) any Tag-along Stockholder be required to enter into any non-compete, non-solicitation or similar agreements in connection with such Tag-along Sale and (z) in no event shall any Tag-along Stockholder be liable for any fraud or intentional misrepresentation by any other stockholder of the Company.
(f)Expenses. The fees and expenses of the Selling Stockholders incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Participating Stockholders (it being understood that costs incurred by or on behalf of the Selling Stockholders for their sole benefit will not be considered to be for the benefit of all Tag-along Participating Stockholders), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by each Tag-along Participating Stockholder on a pro rata basis, based on the aggregate consideration received by such Tag-along Participating Stockholder; provided, that no Tag-along Stockholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.
(g)Cooperation. Each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including entering into agreements and delivering certificates, assignments, and instruments, in each case consistent with the agreements being entered into and the certificates, as applicable, being delivered by the Selling Stockholders and the terms of this Section 3.04.
(h)Timing of Closing. The Selling Stockholders shall have ninety (90) days following the expiration of the Tag-along Period in which to consummate such Tag-along Sale to the Proposed Transferee, on and subject to the terms and conditions set forth in the Sale Notice and this Section 3.04 (which ninety (90) day period may be extended for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain any required approvals and consents). If at the end of such period the Selling Stockholders have not completed such Transfer, then the Selling Stockholders may not thereafter effect a Transfer of Company Shares subject to this Section 3.04 without again fully complying with the provisions of this Section 3.04.
Section 3.05Multiple Classes of Shares. If at any time the Company has more than one class of Company Shares which may impact the application of the provisions of Section 3.03 or Section 3.04 in connection with a Drag-along

Sale or a Tag-along Sale, respectively, including in connection with the consideration to be paid by the Third Party Purchaser for any class of Company Shares, the Directors and the Drag-along Participating Stockholders and Tag-along Participating Stockholders shall use reasonable best efforts to cooperate to apply Section 3.03 or Section 3.04, as applicable, in good faith in a reasonable and equitable manner in consideration of the capital structure of the Company, in order to carry out the intent of such provisions; provided, that there shall be no minority or other similar discount for less than a controlling interest or for nonvoting Company Shares, and no premium for voting Company Shares or a controlling interest, in the Company.
Section 3.06Repurchase Rights.
(a)Subject to Section 3.06(g), following a Termination Event, ABP shall have the right (a “Repurchase Right”), exercised by notice (the “Repurchase Notice”) given to the DHC Parties any time prior to the one year anniversary of such Termination Event, to purchase all, but not less than all, of the Company Shares then owned by the DHC Parties (the “Repurchase Shares”). The Repurchase Notice shall include a valuation (without any reduction for minority interests) of the Repurchase Shares as of the date of the Termination Event from a Third Party Valuation Firm (the “Repurchase Price”), together with reasonable supporting information.
(b)Upon receipt of the Repurchase Notice, the DHC Parties shall have ten (10) Business Days (the “Repurchase Exercise Period”), to elect, by delivering notice to ABP, that the DHC Parties will (i) sell the Repurchase Shares at the Repurchase Price (the “Repurchase Acceptance Notice”) or (ii) provide ABP with a valuation of the Repurchase Shares (without any reduction for minority interests) as of the date of the Termination Event from an alternate Third Party Valuation Firm (a “Repurchase Alternative Value”), together with reasonable supporting information, within thirty (30) days after the end of the Repurchase Exercise Period (such notice, a “Repurchase Alternative Value Notice”).
(c)If the DHC Parties provide a Repurchase Acceptance Notice during the Repurchase Exercise Period, the DHC Parties shall sell, and ABP shall purchase, all, but not less than all, of the Repurchase Shares at the Repurchase Price. If the DHC Parties fail to provide a Repurchase Acceptance Notice or a Repurchase Alternative Value Notice during the Repurchase Exercise Period, or if they deliver a Repurchase Alternative Value Notice but do not thereafter provide the Repurchase Alternative Value when and as required by Section 3.06(d)(i), then they will be deemed to have delivered a Repurchase Acceptance Notice.
(d)If the DHC Parties provide a Repurchase Alternative Value Notice during the Repurchase Exercise Period, the following provisions will apply:
(i)The Repurchase Alternative Value Notice shall specify the Third Party Valuation Firm (the “DHC Valuation Firm”) selected by the DHC Parties to provide the Repurchase Alternative Value, which Third Party Valuation Firm shall be required to deliver to the DHC Parties and ABP within thirty (30) days after the end of the Repurchase Exercise Period its determination of the Repurchase Alternative Value, together with reasonable supporting information. ABP shall provide the DHC Valuation Firm such additional information related to the Repurchase Shares and ABP as the DHC Valuation Firm may reasonably request in connection with its determination. The DHC Parties shall bear the costs of the DHC Valuation Firm.
(ii)If the Repurchase Alternative Value is at least ninety percent (90%) and not more than one hundred and ten percent (110%) of the Repurchase Price, then, subject to Section 3.06(a), the DHC Parties shall be deemed to have delivered a Repurchase Acceptance Notice and the DHC Parties shall sell, and ABP shall purchase, all, but not less than all, of the Repurchase Shares at the average of the Repurchase Price and the Repurchase Alternative Value.
(iii)If the Repurchase Alternative Value is less than ninety percent (90%) or greater than one hundred and ten percent (110%) of the Repurchase Price, then ABP and the DHC Parties shall jointly appoint a Joint Valuation Firm to determine the value of the Repurchase Shares, which shall be instructed to provide the DHC Parties and ABP with its determination of the value of the Repurchase Shares (without any reduction for minority interests) as of the date of the Termination Event (the “Determined Repurchase Price”), together with reasonable supporting information, within thirty (30) days of its appointment. The Joint Valuation Firm shall be provided with the prior valuations of the Repurchase Shares obtained by the DHC Parties and ABP, but shall not be obligated to base its determination on such valuations. ABP shall also provide the Joint Valuation Firm such additional information related to the Repurchase Shares and ABP as the Joint

Valuation Firm may reasonably request in connection with its determination. The cost of the Joint Valuation Firm will be borne fifty percent (50%) by the DHC Parties and fifty percent (50%) by ABP or as they may otherwise agree. The Joint Valuation Firm shall act as an expert and not an arbitrator and the decision of the Joint Valuation Firm as to the Determined Repurchase Price, absent manifest error, shall be final and non-appealable. Upon delivery of the Determined Repurchase Price, ABP shall purchase, and the DHC Parties shall sell, all, but not less than all, of the Repurchase Shares at the Determined Repurchase Price, subject to Section 3.06(d)(iv).
(iv)If the Determined Repurchase Price is more than one hundred and ten percent (110%) of the Repurchase Price, ABP shall have ten (10) days following delivery of the Determined Repurchase Price (the “Repurchase Withdrawal Period”) to withdraw the Repurchase Notice by notice given to the DHC Parties; provided, that ABP shall reimburse the Electing DHC Parties for the costs of the DHC Valuation Firm and Joint Valuation Firm incurred by them in connection with any ROFO Process that was terminated as provided in Section 3.06(g)(iii). If ABP does not withdraw the Repurchase Notice in such ten (10) day period, then ABP shall purchase, and the DHC Parties shall sell, all, but not less than all, of the Repurchase Shares at the Determined Repurchase Price.
(v)Notwithstanding the foregoing, in no event shall any DHC Party be required to accept a Repurchase Price having a minimum value less than the Base Price.
(e)The closing of the purchase and sale of the Repurchase Shares pursuant to this Section 3.06 shall occur on a date that is not later than ninety (90) days after the purchase price for the Repurchase Shares has been finally determined pursuant to this Section 3.06 or as otherwise agreed in writing by the DHC Parties and ABP. At the closing of the purchase and sale of the Repurchase Shares to ABP pursuant to this Section 3.06, ABP shall deliver to the DHC Parties the purchase price for the Repurchase Shares as determined pursuant to this Section 3.06 by wire transfer of immediately available funds and the DHC Parties shall deliver to ABP the certificate(s) representing the Repurchase Shares, if any, (or an affidavit of loss with respect to such certificates) accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.
(f)If ABP withdraws the Repurchase Notice in accordance with Section 3.06(d)(iv), the DHC Parties may during the one hundred and twenty (120) day period immediately following the date that they receive the notice from ABP that it is withdrawing the Repurchase Notice (the “Waived Repurchase Transfer Period”), Transfer all of the Repurchase Shares to any Third Party Purchaser at a price not less than ninety eight percent (98%) of the lesser of the Repurchase Price, the average of the Repurchase Price and the Repurchase Alternative Value or the Determined Repurchase Price and the provisions of Section 3.02(i) and Section 3.02(j) shall apply mutatis mutandis during the Waived Repurchase Transfer Period.
(g)Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.04(b), (i) ABP may not exercise the Repurchase Right at any time during the pendency of a Drag-along Sale, a Tag-along Sale or a transaction which is reasonably likely to result in a Company Change of Control; (ii) if a Termination Event has occurred, the DHC Parties may not thereafter send an DHC Offer Notice until a date that is not less than ninety (90) days following the date of the Termination Event or after such ninety (90) day period if ABP has then delivered a Repurchase Notice pursuant to this Section 3.06 unless and until such Repurchase Notice is withdrawn pursuant to Section 3.06(d)(iv); (iii) if as of the date a Termination Event occurs, the process with respect to an outstanding DHC Offer Notice is then pending pursuant to Section 3.02 (a “ROFO Process”), then (A) the ROFO Process shall be suspended for ninety (90) days following the Termination Event, and terminated if ABP sends a Repurchase Notice within such ninety (90) day period; (B) if ABP fails to send a Repurchase Notice in such ninety (90) day period, then as of the ninety-first (91st) day following the Termination Event, at the Electing DHC Parties’ option, the ROFO Process shall resume with any applicable time periods extended to reflect such suspension; and (C) if ABP sends a Repurchase Notice within such ninety (90) period following the Termination Event and thereafter withdraws the Repurchase Notice in accordance with Section 3.06(d)(iv), the DHC Parties shall have the right following such withdrawal to send another DHC Offer Notice to ABP even if the DHC Parties have previously sent an DHC Offer Notice in that calendar year; and (iv) if a ROFO Process is reinstated pursuant to clause (iii) of this Section 3.06(g) or the DHC Parties send an DHC Offer Notice permitted by clause (ii) of this Section 3.06(g), ABP shall not thereafter have the right to send a Repurchase Notice unless and until the applicable ROFO Process has been completed in accordance with Section 3.02 and the Repurchase Right will only be exercisable with respect to the remaining Company Shares owned by the DHC Parties after the ROFO Process has been completed. For the avoidance of doubt, nothing in this Section 3.06 limits the right of the DHC Parties to Transfer any or all of their Repurchase Shares at any time pursuant to Section 3.03 or Section 3.04 or otherwise in compliance with this Agreement.
(h)ABP may assign the Repurchase Right in whole or in part to the Company or any other Stockholder.
Section 3.07Put Rights.
(a)At any time that a Put Event then exists, each REIT Party shall have the right (a “Put Right”) exercised by notice to ABP (the “Put Notice”) to require ABP to purchase from such REIT Party (the “Electing Put Party”), such number of the Company Shares owned by such REIT Party as is necessary to cause the Company Shares owned by such REIT Party to not exceed the Company Shares that such REIT Party may own pursuant to the limit in Section 4.04(b) (such number of Company Shares to be purchased, the “Put Shares”). The purchase price per Put Share shall initially be the Base Price (the “Put Price”).
(b)Upon receipt of the Put Notice, ABP shall within three (3) Business Days purchase all of the Put Shares at the Put Price, subject to the remaining provisions of this Section 3.07.
(c)Without limiting the obligation of ABP to purchase the Put Shares pursuant to Section 3.07(b), the Electing Put Party shall have ten (10) Business Days following the delivery of the Put Notice (the “Put Exercise Period”), to elect, by delivering notice to ABP, that ABP provide the Electing Put Party with a valuation of the Put Shares (without any reduction for minority interests) as of the date of the Put Notice from a Third Party Valuation Firm (a “Put Alternative Value”), together with reasonable supporting information, within thirty (30) days after the end of the Put Exercise Period (such notice, a “Put Alternative Value Notice”).
(d)If ABP provides a Put Alternative Value Notice during the Put Exercise Period, the following provisions will apply:
(i)The Put Alternative Value Notice shall specify the Third Party Valuation Firm (the “Alternative Put Valuation Firm”) selected by ABP to provide the Put Alternative Value, which Alternative Put Valuation Firm shall be required to deliver to the Electing Put Party and ABP within thirty (30) days after the end of the Put Exercise Period its determination of the Put Alternative Value, together with reasonable supporting information. The Company and ABP shall provide the Alternative ABP Valuation Firm such additional information related to the Put Shares, the Company and ABP as the Alternative Put Valuation Firm may reasonably request in connection with its determination. ABP shall bear the costs of the Alternative Put Valuation Firm.
(ii)If the Put Alternative Value is less than the Base Price or not more than one hundred and ten percent (110%) of the Put Price, then the purchase price for the Put Shares shall the Put Price.
(iii)If the Put Alternative Value is greater than one hundred and ten percent (110%) of the Put Price, then ABP and the Electing Put Party shall jointly appoint a Joint Valuation Firm to determine the value of the Put Shares, which shall be instructed to provide the Electing Put Party and ABP with its determination of the value of the Put Shares (without any reduction for minority interests) as of the date of the Put Notice (the “Determined Put Price”), together with reasonable supporting information, within thirty (30) days of its appointment. The Joint Valuation Firm shall be provided with the prior valuation of the Put Shares obtained by ABP, but shall not be obligated to base its determination on such valuation. The Company and ABP shall also provide the Joint Valuation Firm such additional information related to the Put Shares, the Company and ABP as the Joint Valuation Firm may reasonably request in connection with its determination. The cost of the Joint Valuation Firm will be borne fifty percent (50%) by the Electing Put Party and fifty percent (50%) by ABP or as they may otherwise agree. The Joint Valuation Firm shall act as an expert and not an arbitrator and the decision of the Joint Valuation Firm as to the Determined Put Price, absent manifest error, shall be final and non-appealable. Upon delivery of the Determined Put Price, the purchase price for the Put Shares shall be adjusted to the Determined Put Price, but shall in no event be lower than the Put Price.

(e)If the final purchase price determined for the Put Shares pursuant to this Section 3.07 (the “Final Price”) is greater than the Put Price, ABP shall promptly, and in any event within ten (10) Business Days, pay to the Electing Put Party the difference between the Put Price and the Final Price by wire transfer of immediately available funds.
(f)At the closing of the purchase and sale of the Put Shares pursuant to this Section 3.07, ABP shall deliver to the Electing Put Party the purchase price for the Put Shares as determined pursuant to this Section 3.07 by wire transfer of immediately available funds and the Electing Put Party shall deliver to ABP the certificate(s) representing the Put Shares, if any, (or an affidavit of loss with respect to such certificates) accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary.
(g)For the avoidance of doubt, the rights of the REIT Parties under this Section 3.07 are in addition to any other rights or remedies of the REIT Parties at equity or under Applicable Law as a result of the occurrence of a Put Event.
(h)ABP may assign its right (but not its obligation) to purchase the Put Shares, in whole or in part, to the Company or any other Stockholder.

ARTICLE IV
OTHER ACTIVITIES; RELATED PARTY TRANSACTIONS; CONFIDENTIALITY; PRE-EMPTIVE RIGHTS; REIT COMPLIANCE
Section 4.01Other Business Activities. Each Stockholder may engage independently or with others in other business ventures of every nature and description including the ownership, operation, management, syndication and development of a business which is competitive with the Company or any of its Subsidiaries or their respective businesses, and neither the Stockholders nor the Company or its Subsidiaries shall have any rights in and to such independent ventures or the income or profits derived therefrom.
Section 4.02Confidentiality.
(a)Confidentiality. Each DHC Party shall use commercially reasonable efforts to keep confidential any information (including any budgets, business plans and analyses) concerning the Company or its Subsidiaries, including their assets, business, operations, financial condition or prospects (“Information”) received by it solely in its capacity as a Stockholder; provided, that nothing herein shall prevent such DHC Party from disclosing such Information: (i) upon the order of any court or administrative agency or the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder; (ii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iii) as may be appropriate or required under Applicable Law, including the rules and regulations of the U.S. Securities and Exchange Commission, The Nasdaq Stock Market LLC or the Financial Industry Regulatory Authority Inc.; (iv) subject to the provisions of this Section 4.02, to those Persons who have a need to know such Information in connection with the conduct of such DHC Party’s business, including its officers, trustees, directors, attorneys, accountants, and other representatives and agents; (v) in connection with any Proceeding based upon or in connection with the subject matter of this Agreement or the transactions contemplated hereby; (vi) to any other Stockholder; or (vii) to any potential Third Party Purchaser in connection with a proposed Transfer of Company Shares by such DHC Party as long as such Third Party Purchaser agrees to be bound by the provisions of this Section 4.02 as if an DHC Party; provided, that in the case of clauses (i) or (ii) of this Section 4.02 such DHC Party provides prior notice to the Company of the proposed disclosure as far in advance of such disclosure as practicable and uses reasonable efforts to insure that any Information so disclosed is accorded confidential treatment to the extent requested by the Company at the Company’s expense.
(b)Exceptions. The restrictions of Section 4.02(a) shall not apply to Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by an DHC Party in violation of this Agreement; (ii) is or becomes available to an DHC Party on a nonconfidential basis prior to its disclosure to the receiving Person; (iii) is or has been independently developed or conceived by an DHC Party without use of any Information; or (iv) becomes available to the receiving Person on a nonconfidential basis from a source other than an DHC Party; provided, that such source is not known by the receiving Person to be bound by a confidentiality agreement with the Company or such Subsidiary.

Section 4.03Certain Pre-emptive Rights for Additional Equity.
(a)Issuance of Additional Company Shares. The Company hereby grants to each Stockholder (each, a “Pre-emptive Stockholder”) the right to purchase a pro rata portion of any Company Shares (other than Excluded Shares) proposed to be issued or sold after the date hereof by the Company to any Person (“Additional Company Shares”). The Company shall not permit any Subsidiary to not be a wholly-owned Subsidiary of the Company, except as a result of the issuance or sale by such Subsidiary of Excluded Shares.
(b)Additional Issuance Notices. If the Company desires to issue Additional Company Shares, the Company shall give notice (an “Issuance Notice”) of the proposed issuance or sale to each Pre-emptive Stockholder within seven (7) days following any meeting of the Directors at which any such issuance or sale is approved. The Issuance Notice shall be accompanied by a written offer to purchase such Additional Company Shares from each prospective purchaser of such Additional Company Shares (each, a “Pre-emptive Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:
(i)The identity of each Pre-emptive Purchaser, if known, and the aggregate amount and a description of the Additional Company Shares proposed to be issued and the percentage of the Company Shares that such issuance would represent;
(ii)the proposed issuance date, which subject to Section 4.03(g), shall be at least thirty (30) days from the date of the Issuance Notice;
(iii)the proposed purchase price per Company Share of the Additional Company Shares and the form of such purchase price if other than cash; and
(iv)if the consideration to be paid by any Pre-emptive Purchaser includes non-cash consideration, the Directors’ good faith determination of the fair market value thereof.
The Issuance Notice shall also be accompanied by a statement of the Company Shares ownership of each stockholder of the Company and a calculation in reasonable detail as to each Pre-emptive Stockholder’s pro rata share of the Additional Company Shares.
(c)Exercise of Pre-emptive Rights. Each Pre-emptive Stockholder shall for a period of twenty (20) days following the receipt of an Issuance Notice (the “Pre-emptive Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its pro rata share of the Additional Company Shares, at the purchase price set forth in the Issuance Notice, by delivering notice to the Company (a “Pre-emptive Acceptance Notice”) specifying the number of Additional Company Shares it desires to purchase. The delivery of a Pre-emptive Acceptance Notice by a Pre-emptive Stockholder shall be a binding and irrevocable subscription by such Pre-emptive Stockholder for the number of Additional Company Shares described in its Pre-emptive Acceptance Notice in accordance with the terms of this Section 4.03. The failure of a Pre-emptive Stockholder to deliver an Acceptance Notice by the end of the Pre-emptive Exercise Period shall constitute a waiver of its rights under this Section 4.03 with respect to the purchase of such Additional Company Shares, but shall not affect its rights with respect to any future issuances or sales of Additional Company Shares.
(d)Over-allotment. No later than seven (7) days following the expiration of the Pre-emptive Exercise Period, the Company shall notify each Pre-emptive Stockholder in writing of the number of Additional Company Shares that each Pre-emptive Stockholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Stockholder exercising its rights to purchase its pro rata share of the Additional Company Shares in full (an “Exercising Pre-emptive Stockholder”) shall have a right of over-allotment such that if any other Pre-emptive Stockholder has failed to exercise its right under this Section 4.03, or any other stockholder of the Company having pre-emptive rights to purchase Company Shares in such transaction has failed, to purchase its pro rata share of the Additional Company Shares in full (each, a “Non-Exercising Pre-emptive Stockholder”), such Exercising Pre-emptive Stockholder may purchase its pro rata share (computed on the basis of the Exercising Pre-emptive Stockholders and other stockholders of the Company who choose to purchase in the over-allotment in proportion to their pro rata share of the Additional Company Shares, and otherwise so that one hundred percent (100%) of the over-allotment may be subscribed for and purchased by the Exercising Pre-emptive Stockholders and such other stockholders) of such Non-Exercising Pre-emptive Stockholders’ unsubscribed for allotment, by giving notice to the Company within ten (10) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”).
(e)Sale of Additional Shares. Any Additional Company Shares not subscribed for by a Pre-emptive Stockholder pursuant to Section 4.03(c) and Section 4.03(d) may be sold by the Company following the expiration of the Pre-emptive Exercise Period and, if applicable, the Over-allotment Exercise Period, to the Pre-emptive Purchasers on terms no less favorable to the Company than those set forth in the Issuance Notice and, for the avoidance of doubt, at a price at least equal to or higher than the purchase price described in the Issuance Notice; provided, such sale is completed no later than sixty (60) days following the expiration of the Pre-emptive Exercise Period and, if applicable, the Over-allotment Exercise Period (subject to the extension of such sixty (60) day period for a reasonable time not to exceed an additional sixty (60) days to the extent reasonably necessary to obtain any third party approvals). If the Company has not sold all of the remaining Additional Company Shares to the Pre-emptive Purchasers by such date, the Company shall not thereafter issue or sell any such Additional Company Shares without first again offering such Additional Company Shares to the Pre-emptive Stockholders in accordance with the procedures set forth in this Section 4.03 and no Pre-emptive Stockholder shall be obligated to complete the purchase of the Additional Company Shares that it subscribed for pursuant to Section 4.03(c) and Section 4.03(d).
(f)Additional Company Shares Sale Closing. Except as provided in Section 4.03(g), the closing of any purchase by any Pre-emptive Stockholder shall be consummated substantially contemporaneously with the consummation of the sale to the Pre-emptive Purchasers. The Company shall deliver the Additional Company Shares to be purchased by a Pre-emptive Stockholder in accordance with this Section 4.03 free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall represent and warrant to such Pre-emptive Stockholder that such Additional Company Shares shall be, upon issuance thereof to such Pre-emptive Stockholder and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Company, in the discretion of its Directors, may deliver to each purchasing Pre-emptive Stockholder certificates evidencing the Additional Company Shares. Each purchasing Pre-emptive Stockholder shall deliver to the Company the purchase price for the Additional Company Shares purchased by it by wire transfer of immediately available funds. Each party to the purchase and sale of Additional Company Shares pursuant to this Section 4.03 shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate. Notwithstanding anything to the contrary contained in this Agreement, the Directors in their discretion may at any time prior to the closing of the issuance and sale of any Additional Company Shares, upon five (5) Business Days’ notice to the Pre-emptive Stockholders, cancel the issuance and sale of such Additional Company Shares in their entirety, in which event the Company shall not thereafter issue any Additional Company Shares without first again offering such Additional Company Shares to the Pre-emptive Stockholders in accordance with the procedures set forth in this Section 4.03.
(g)Delay. Notwithstanding anything to the contrary set forth in this Section 4.03, if approved by the Directors, the Company may, in lieu of concurrently offering any Additional Company Shares to all Stockholders, initially offer, sell and issue Additional Company Shares to only certain Stockholders so long as promptly, but in any event, within five (5) Business Days thereafter, the Company provides an Issue Notice (which Issue Notice shall include the material details of the prior issuance of Additional Company Shares pursuant to this Section 4.03) to each Pre-emptive Stockholder and complies with the provisions of this Section 4.03(g) with respect to all Pre-emptive Stockholders by offering to such Pre-emptive Stockholders their share of such Additional Company Shares (as otherwise determined pursuant to Section 4.03(a) prior to any sales and issuances permitted by this Section 4.03(g)); provided, that (i) prior to the Company complying with the provisions of this Section 4.03(g), no Additional Company Shares issued pursuant to this Section 4.03(g) shall be entitled to vote on any matter presented to the stockholders of the Company and the Company shall not declare or pay any dividends or other distributions with respect to the Additional Company Shares issued to the Stockholders pursuant to this Section 4.03(g) and (ii) in no event shall any Pre-emptive Stockholder be required to acquire any Additional Company Shares from any other Stockholder in connection with its exercise of its rights under this Section 4.03.

Section 4.04REIT Compliance.
(a)Adverse Regulatory Event. In the event of an Adverse Regulatory Event arising from or in connection with this Agreement or a REIT Party’s ownership of Company Shares, the Company and the Stockholders shall work together in good faith to eliminate the impact of such Adverse Regulatory Event, including entering into such amendments to this Agreement as may be necessary or appropriate or to permit such REIT Party to effect the Transfer of its Company Shares. For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that an Applicable Law imposes upon a REIT Party (or could impose upon a REIT Party in its reasonable opinion) any material threat to such REIT Party’s or any of its Affiliates’ status as a “real estate investment trust” under the Code.
(b)Ownership of Company Shares. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Stockholder shall have any authority to take, and none shall take, any action which shall cause any REIT Party to own (directly, indirectly, or constructively) at any time more than thirty-four percent (34%) in aggregate of the vote or value of the then outstanding Company Shares (as determined under each of Sections 856(d)(3) (inclusive of Section 856(d)(5)), 856(d)(9)(F), and 856(l)(2) of the Code).

ARTICLE V
FINANCIAL INFORMATION; ACCESS RIGHTS
Section 5.01Financial Information. In addition to, and without limiting any rights that the DHC Parties may have with respect to the inspection of the books and records of the Company under Applicable Law, the Company shall furnish to each DHC Party, the following information:
(a)as soon as available, and in any event within forty-five (45) days following the end of each Fiscal Year, the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such Fiscal Year and the audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for such Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Directors, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby;
(b)as soon as available, and in any event within thirty (30) days following the end of each fiscal quarter, the unaudited consolidated balance sheet of the Company and its Subsidiaries at the end of such quarter and the unaudited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied and certified by the Company’s Chief Financial Officer;
(c)draft financial statements related to the Fiscal Year and each fiscal quarter shall be provided within thirty (30) days and twenty (20) days, respectively, following the end of the period in question; and
(d)to the extent the Company or any of its Subsidiaries is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports actually prepared by the Company or Subsidiary promptly following filing or submission thereof.
Section 5.02Access Rights.
(a)The Company shall: (i) afford to the DHC Parties and their officers, trustees, directors, employees, attorneys, accountants and other representatives and agents, during normal business hours and upon reasonable notice, reasonable access to its officers, employees, auditors, and books and records; and (ii) afford such DHC Parties and other Persons the opportunity to consult with its officers and senior management from time to time regarding the Company’s affairs, finances and accounts as the DHC Parties, or such other Persons on behalf of the DHC Parties, may reasonably request upon reasonable notice, including presenting to such DHC Parties and such other Persons customary management presentations regarding the Company’s affairs, finances, accounts and related matters at the request of DHC.
(b)The rights set forth in Section 5.02(a) above shall not and are not intended to limit any rights which the DHC Parties may have to inspect or audit the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts, under Applicable Law or any other agreement to which DHC or any of its Affiliates on the one hand, and the Company or any of its Affiliates on the other hand, are a party.
(c)Notwithstanding anything to the contrary herein, the information and access rights provided to the DHC Parties shall be expressly subject to the confidentiality and use restrictions set forth in Section 4.02.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Section 6.01Representations and Warranties. Each Stockholder and the Company, severally and not jointly, represent and warrant to each other party that:
(a)It has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of such Stockholder or the Company, as applicable. It has duly executed and delivered this Agreement.
(b)This Agreement constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.
(c)The Company and the Initial Stockholder represent and warrant that the execution, delivery and performance by each of them of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents or the governing documents of any of the Company’s Subsidiaries or of the Initial Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law applicable to them, or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which any of them is a party or is otherwise bound other than those which have been obtained, except, with respect to the foregoing clauses (ii) and (iii), where such conflict, violation, default or failure to obtain consent would not reasonably be expected to have a material adverse effect on the Company or its Subsidiaries, taken as a whole.
(d)DHC, on behalf of itself and DHC TRS, represents and warrants that the execution, delivery and performance by it and DHC TRS of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of their governing documents, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law applicable to them, or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such party is a party or is otherwise bound other than those which have been obtained, except, with respect to the foregoing clauses (ii) and (iii), where such conflict, violation, default or failure to obtain consent would not reasonably be expected to have a material adverse effect on DHC or its Subsidiaries, taken as a whole.
(e)Except for this Agreement and the Organizational Documents, such party has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any party with respect to the Company Shares, including agreements or arrangements with respect to the acquisition or disposition of the Company Shares or any interest therein or the voting of the Company Shares (whether or not such agreements and arrangements are with the Company or any other stockholder of the Company).
ARTICLE VII
TERM AND TERMINATION
Section 7.01Termination. This Agreement shall terminate upon the earliest of:
(a)the consummation of a Public Offering resulting in a market value of the Company Common Stock held by public stockholders who are otherwise Third Party Purchasers of at least twenty million ($20,000,000) dollars;
(b)the consummation of a Company Change of Control;
(c)the date on which the DHC Parties no longer hold any Company Shares;
(d)the dissolution, liquidation, or winding up of the Company; or
(e)upon the unanimous written consent of all DHC Parties and the Company.
Section 7.02Effect of Termination.
(a)The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement, except that such termination shall not affect:
(i)the existence of the Company;
(ii)the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;
(iii)the rights which any Stockholder may have by operation of Applicable Law as a stockholder of the Company; or
(iv)provisions of this Agreement which by their terms are intended or are stated to survive termination of this Agreement.
(b)The following provisions shall survive the termination of this Agreement:
(i) Section 4.02, Section 7.02 and Article VIII; and
(ii)Section 3.07 and Section 4.04, but only so long as a REIT Party owns Company Shares; provided, that the obligations of an Initial Stockholder Party under such Sections shall terminate at such time as such Initial Stockholder Party neither owns or controls any Company Shares.
ARTICLE VIII
MISCELLANEOUS
Section 8.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement or the transactions and matters contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
Section 8.02Release of Liability; Waiver of Fiduciary Duties. Subject to Section 7.02, if any Stockholder shall Transfer all of the Company Shares held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement in its capacity as a Stockholder and shall be relieved and have no further liability arising hereunder in its capacity as a Stockholder for events occurring from and after the date of such Transfer. To the maximum extent permitted by Applicable Law, each Stockholder and its successors and assigns and, as applicable, its shareholders, stockholders, beneficial interest owners, members, partners, trustees, directors, officers, employees and agents, waives any and all fiduciary duties any Stockholder may now or in the future have to any other Stockholder, in each case in its capacity as a stockholder of the Company, in connection with this Agreement or the transactions and matters contemplated by this Agreement.
Section 8.03Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) when received if mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Exhibit A hereto (or at such other address in the United States for a party as shall be specified in a notice given in accordance with this Section 8.03).
Section 8.04Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
Section 8.05Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.06Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.07Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and the Organizational Documents, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend, consent to or waive provisions of each such Organizational Document to comply with the terms of this Agreement.
Section 8.08Assignment; Successors. Except as expressly set forth in this Agreement, this Agreement and the rights, interests and obligations of the parties hereunder may not be assigned, transferred or delegated. This Agreement and the rights, interests and obligations of a party hereunder may be assigned, transferred or delegated by a party to a Person who succeeds to all or substantially all the assets of such party, which successor or Person agrees in a writing delivered to the other parties hereto to be subject to and bound by all interests and obligations set forth in this Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including Permitted Transferees who acquire Company Shares in accordance with the terms of this Agreement.
Section 8.09No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly set forth in this Agreement, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.10Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.11Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Maryland.
Section 8.12Venue. Each party hereto agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the courts of the State of Maryland and the Federal courts of the United States, in each case, located in the City of Baltimore (the “Chosen Courts”). Solely in connection with claims arising under this Agreement or the transactions contemplated hereby, each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) agrees not to commence any such Proceeding except in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts, (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding and (v) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 8.03. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Applicable Law. A final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 8.13, this Section 8.12 shall not pre-empt resolution of the Dispute pursuant to Section 8.13.
Section 8.13Dispute Resolution.
(a)Disputes. Any disputes, claims or controversies arising out of or relating to this Agreement, the Organizational Documents or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of a party hereto, a direct or indirect parent of a party, or any holder of equity interests (which, for purposes of this Section 8.13, shall mean any holder of record or any beneficial owner of equity interests, or any former holder of record or beneficial owner of equity interests) of a party, either on its own behalf, on behalf of a party or on behalf of any series or class of equity interests of a party or holders of any equity interests of a party against a party or any of their respective trustees, directors, members, officers, managers (including The RMR Group LLC or its parent and their respective successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including the agreements set forth in this Section 8.13, or the governing documents of a party (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as those Rules may be modified in this Section 8.13. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of a party and class actions by a holder of equity interests against those Persons and a party. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)Selection of Arbitrators. There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator, then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one (1) of the three (3) arbitrators proposed by the AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by the AAA to be the second (2nd) arbitrator; and, if they should fail to select the second (2nd) arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.
(c)Location of Arbitration. Any arbitration hearings shall be held in Boston, Massachusetts, unless otherwise agreed by the parties, but the seat of arbitration shall be Maryland.
(d)Scope of Discovery. There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.
(e)Arbitration Award. In rendering an award or decision (an “Award”), the arbitrators shall be required to follow the laws of the State of Maryland, without regard to principles of conflicts of law. Any arbitration proceedings or Award rendered hereunder, and the validity, effect and interpretation of the agreements set forth in this Section 8.13 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. An Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 8.13(f), each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.
(f)Costs. Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, to the maximum extent permitted by Applicable Law of the State of Maryland, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.
(g)Appeals. Notwithstanding any language to the contrary in this Agreement, any Award, including, but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section

8.13(g) shall apply to any appeal pursuant to this Section 8.13 and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.
(h)Final Judgment. Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 8.13(g), an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made, except for actions relating to enforcement of the agreements set forth in this Section 8.13 or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.
(i)Intended Beneficiaries. This Section 8.13 is intended to benefit and be enforceable by the parties hereto and their respective shareholders, stockholders, members, beneficial interest owners, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group LLC or its parent and their respective successor), members, agents or employees and their respective successors and assigns and shall be binding on the parties, and such Persons and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Persons may have by contract or otherwise.
Section 8.14Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Stockholder, the Company and each transferee of Company Shares agrees, at the request of the Company or any Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 8.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.16No Liability. NO TRUSTEE, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, EMPLOYEE OR AGENT OF ANY PARTY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH PARTY. ALL PERSONS DEALING WITH SUCH PARTY IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH PARTY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by, as applicable, their respective officers thereunto duly authorized.
THE COMPANY:
AlerisLife Inc.

By:    /s/ Jeffrey C. Leer
        Jeffrey C. Leer
        President and Chief Executive Officer
DHC:
Diversified Healthcare Trust

By:    /s/ Matthew C. Brown
        Matthew C. Brown
        Chief Financial Officer and Treasurer
DHC TRS:
DHC Holdings LLC

By:    /s/ Matthew C. Brown
        Matthew C. Brown
        Chief Financial Officer and Treasurer
THE INITIAL STOCKHOLDER:
ABP Trust
By:    /s/ Matthew P. Jordan
        Matthew P. Jordan
        Treasurer
[Signature Page to AlerisLife Inc. Stockholders Agreement]

Exhibit A

NOTICE ADDRESSES
If to the Company:
Two Newton Place
255 Washington Street, Suite 230
Newton, Massachusetts 02458
Attention:    President and Chief Executive Officer and
Secretary
Email:    jleer@5ssl.com
jclark@rmrgroup.com

If to any DHC Party:
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1632
Attention:    Chief Financial Officer and Treasurer and Secretary
Email:    mbrown@rmrgroup.com
jclark@rmrgroup.com

If to any ABP Party:
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1632
Attention:    Treasurer and Secretary
Email:    mjordan@rmrgroup.com
jclark@rmrgroup.com

A-1

Exhibit B
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT (the “Joinder Agreement”), dated as of __________, is entered into by _________________, [a ___________ organized under the laws of _____________ ] / [an individual residing at [___________] (the “New Stockholder”). All capitalized terms not defined in this Joinder Agreement shall have the meaning ascribed to such terms in that certain Stockholders Agreement dated as of February 16, 2024 by and among the individuals and entities named and listed therein as “Stockholders” and AlerisLife Inc., a Maryland corporation (the “Company”), as it may be amended from time to time (the “Stockholders Agreement”).
WHEREAS, the New Stockholder desires to acquire Company Shares [in a Transfer from [___________]] and in connection therewith become a party to the Stockholders Agreement; and
WHEREAS, the New Stockholder shall become a party to the Stockholders Agreement, and in furtherance of the foregoing, the New Stockholder shall execute and deliver this Joinder Agreement to the Company and each Stockholder.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Stockholder hereby agrees as follows:
1.Agreement to be Bound. The New Stockholder hereby agrees that, upon execution of this Joinder Agreement, the New Stockholder shall become a party to the Stockholders Agreement as [an DHC Party / Initial Stockholder Party], and shall be fully bound by, subject to, and have all of the benefits and burdens of all of the covenants, terms and conditions of the Stockholders Agreement as [an DHC Party / Initial Stockholder Party] thereunder.
2.Successors and Assigns. This Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Company and each Stockholder, and their respective permitted successors, heirs and assigns.
3.Counterparts. This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
4.Notices. All notices, demands or other communications to the New Stockholder shall be directed to the respective United States address set forth next to the New Stockholder’s name on the signature page hereto.
5.Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the law (other than the law governing conflict of law questions) of the State of Maryland.
6.Descriptive Headings. The descriptive headings of this Joinder Agreement are for convenience of reference only and do not constitute a part of this Joinder Agreement.
B-1

IN WITNESS WHEREOF, the New Stockholder has executed this Joinder Agreement as of the date first above written.
[____________________]
[By:                        ]
     [Name]
    [Title]

Address:
_____________________________
_____________________________
_____________________________

Accepted and agreed to:
THE COMPANY:
AlerisLife Inc.

By:
Name:
Title:
B-2